Exhibit 10.1

VIRGINIA: IN THE CIRCUIT COURT OF
HENRICO COUNTY

4301 E. Parham Road
Richmond, Virginia 23228

Plaintiff:  PHILIP MORRIS USA INC.

6601 West Broad Street,
Richmond, Virginia 23230

v.

Defendants:  CHESAPEAKE CORPORATION and
WTM I COMPANY

1021 East Cary Street
James Center II, 22nd Floor
Richmond, Virginia 23219

 Court Use Only  Case Number: Division: Courtroom:
ORDER AND CONSENT DECREE

Background

A. Plaintiff Philip Morris USA Inc. (“PM USA”) filed this action against Defendants Chesapeake Corporation (“Chesapeake”) and WTM I Company (“WTM I”) (each a “Party” and collectively with PM USA, the “Parties”) seeking a declaratory judgment that PM USA did not have an obligation to indemnify Chesapeake or WTM I for the clean up costs associated with the Fox River.

B. Chesapeake and WTM I have asserted that PM USA is obligated to indemnify them under the 1985 Stock Purchase Agreement (“1985 Stock Purchase Agreement”) between Chesapeake and PM USA for the purchase and sale of Wisconsin Tissue Mills, Inc. (“WTM”).

C. PM USA does not admit any liability to Chesapeake, WTM I, or any other party arising out of the transactions or occurrences alleged in the Complaint, nor does Chesapeake or WTM I admit any liability to PM USA or any other party arising out of the transactions or occurrences alleged in the Complaint.  All Parties expressly deny that they are liable to the other.

D. The Parties recognize, and the Court by entering this Consent Decree finds, that this Consent Decree has been negotiated by the Parties in good faith and implementation of this Consent Decree will avoid litigation between the Parties, and that this Consent Decree is fair, reasonable, and in the public interest.

NOW, THEREFORE, it is hereby Ordered, Adjudged, and Decreed:

1. This Court has jurisdiction over the subject matter of this action pursuant to Va. Code § 8.01-184.  This Court also has personal jurisdiction over the Parties.  For the purposes of this Consent Decree, the Parties waive all objections and defenses that they may have to jurisdiction of the Court or to venue in this Court.  The Parties shall not challenge the terms of this Consent Decree or this Court's jurisdiction to enter and enforce this Consent Decree.

2.  This Consent Decree applies to and is binding upon each Party, as well as its respective successors, predecessors, agents, subsidiaries and assigns and any bankruptcy trustee, debtor in possession, creditors’ committee or other party acting on its behalf.  Any change in ownership or corporate status of a Party, including, but not limited to, any transfer of assets or real or personal property, shall in no way alter such Party’s responsibilities under this Consent Decree.

3. PM USA waives and releases all claims to recover past indemnification payments made to Chesapeake or WTM I for the Fox River matter.

4. PM USA agrees to cooperate with WTM I claiming all funds available on general liability insurance policies covering the WTM I losses for the Fox River clean up.  Cooperation includes waiving all claims relating to or arising from or connected with WTM I’s liabilities for the Fox River matter.  PM USA disclaims all rights to such insurance proceeds and agrees that all such insurance proceeds shall be paid to WTM I (subject to Paragraph 5) up to the full amount WTM I may become obligated to pay (exclusive of funds reimbursed by PM USA) for response costs, natural resource damages, and consultants’ and attorneys’ fees arising from the Fox River matter.

5. All insurance proceeds recovered on behalf of WTM I for the Fox River matter shall be used only to pay the liabilities (including, but not limited to, response costs, natural resource damages, and consultants’ and attorneys’ fees) of WTM I and Chesapeake arising from the Fox River clean up.  Prior to using or obtaining any insurance proceeds, Chesapeake and WTM I agree to create an escrow account in a form reasonably acceptable to PM USA into which all insurance proceeds will be deposited directly from the insurance carriers to ensure that all such proceeds are used only to pay the liabilities of WTM I arising from the Fox River clean up.

6. PM USA will pay up to $36 million towards the liability of WTM I for all losses and expenses incurred by or on behalf of WTM I arising from the release of PCBs into the Fox River from WTM as and when such costs become due and have been paid by WTM I; provided, however, that, during 2008, PM USA will only pay (i) the outstanding statement of Chesapeake dated April 14, 2008, for legal, consulting and expert fees, which PM USA agrees to pay on or before June 27, 2008; (ii) the $9.5 million due July 15, 2008 under the Amended OU1 Consent Decree; and (iii) no more than an additional $10 million, if necessary and otherwise consistent with the terms set forth in this Consent Decree.  Each of the 2008 payments described above shall be part of and count against the $36 million that PM USA is agreeing to pay under this Consent Decree.  The $36 million that PM USA is agreeing to pay in this Consent Decree is in addition to the proceeds of any insurance obtained by WTM I as described in this Consent Decree.  Under no circumstances will PM USA’s obligations to pay Chesapeake and/or WTM I exceed a maximum of $36 million, regardless of the eventual or future liability of WTM I or Chesapeake for the Fox River clean up.  Subject to the limitations described above on PM USA’s obligations to make payments in 2008, for payments to EPA, Wisconsin Department of Natural Resources, or escrow accounts in excess of $2 million, PM USA will provide same day funding to WTM I or Chesapeake, provided that PM USA receives 30 days prior written notice.  PM USA acknowledges adequate notice of the obligation to pay $9.5 million due July 15, 2008 under the Amended OU1 Consent Decree.

7. All moneys contributed by PM USA to Chesapeake or WTM I shall be used only to pay the liabilities (including, but not limited to, response costs, natural resource damages, and consultants’ and attorneys’ fees) of WTM I or Chesapeake arising from the Fox River clean up.

8. Except for the obligations created by this Consent Decree, Chesapeake and WTM I, for and on behalf of themselves, their successors, predecessors, agents, subsidiaries and assigns and any bankruptcy trustee, debtor in possession, creditors’ committee or other party acting on their behalf, hereby release, remise, waive, forever discharge and surrender PM USA and all of its respective past and present affiliates, parents, subsidiaries, predecessors, employees, heirs, attorneys, agents, representatives, successors, and assigns, from and against any and all past, present and future claims, causes of action, debts, suits, liabilities, accounts, contracts, demands, attorneys’ fees, costs, expenses, judgments, settlements and damages of whatever nature, whether direct or indirect, known or unknown, matured or unmatured, fixed or contingent, in law or equity, relating to, based upon or arising out of, directly or indirectly, or in any way resulting from the 1985 Stock Purchase Agreement or the Fox River matter, including, but not limited to, all claims for indemnification, contribution, or cost recovery arising from the Fox River clean up or the discharge of PCBs from WTM.

9. Except for the obligations created by this Consent Decree, PM USA, for and on behalf of itself, its successors, predecessors, agents, subsidiaries and assigns and any bankruptcy trustee, debtor in possession, creditors’ committee or other party acting on their behalf, hereby release, remise, waive, forever discharge and surrender Chesapeake and WTM I and all of their respective past and present affiliates, parents, subsidiaries, predecessors, employees, heirs, attorneys, agents, representatives, successors, and assigns, from and against any and all past, present and future claims, causes of action, debts, suits, liabilities, accounts, contracts, demands, attorneys’ fees, costs, expenses, judgments, settlements and damages of whatever nature, whether direct or indirect, known or unknown, matured or unmatured, fixed or contingent, in law or equity, relating to, based upon or arising out of, directly or indirectly, or in any way resulting from the 1985 Stock Purchase Agreement or the Fox River matter, including, but not limited to, all claims for indemnification, contribution, or cost recovery arising from the Fox River clean up or the discharge of PCBs from WTM.

10. WTM I will regularly keep PM USA reasonably advised of progress on the Fox River matter.  PM USA will treat all such information as confidential and privileged.

11. PM USA will waive control of settlements and selection of counsel, provided that WTM I and Chesapeake exercise good faith in controlling settlements and selection of counsel and provide PM USA no less than 30 days written notice of any obligation under such settlements to make payments.  WTM I and Chesapeake agree to use reasonable efforts to negotiate and obtain appropriate releases and protection for PM USA in any settlement agreements or consent decrees related to the Fox River clean up.

12. As long as PM USA fulfills its obligations under this Consent Decree, Chesapeake and WTM I, for and on behalf of themselves, their successors, predecessors, agents, subsidiaries and assigns and any bankruptcy trustee, debtor in possession, creditors’ committee or other party acting on their behalf, agree that they will not assist any other party or entity in any action seeking recovery against PM USA for any costs arising from the Fox River matter, except as required to do so to respond to any request for discovery.

13. At PM USA’s request and expense, Chesapeake and WTM I agree to provide PM USA with access to and copies of all documents relating to operations at WTM during the period when it was a wholly-owned subsidiary of PM USA, as well as non-privileged documents generated within two years thereafter.  At PM USA’s request, Chesapeake and WTM I will provide PM USA on a priority basis contact information for and will not object to access to current or former employees, officers, and directors of WTM so that PM USA can interview them.

14. The Parties recognize that irreparable injury will result from a breach of any provision of this Consent Decree and that money damages will be inadequate to fully remedy the injury.  Accordingly, in the event of a breach or threatened breach of one or more of the provisions of this Consent Decree, the Court orders and all Parties agree that any Party who may be injured by such action or threatened action shall be entitled to one or more preliminary or permanent orders (in addition to any other remedies which may be available to that party) as follows:  (a) restraining and enjoining any act which would constitute a violation of this Consent Decree; or (b) compelling the performance of any obligation which, if not performed, would constitute a violation of this Consent Decree.

15. In consideration of Chesapeake and WTM I entering into this Consent Decree, PM USA hereby unconditionally and irrevocably agrees that, if an Insolvency Event (defined below) occurs, Chesapeake and WTM I shall be entitled to, and PM USA hereby unconditionally and irrevocably consents to the allowance or approval of, relief from the automatic stay so as to allow Chesapeake and WTM I to exercise their rights and remedies under this Consent Decree.  In such event, PM USA shall not, in any manner, oppose or otherwise delay any motion filed by Chesapeake and WTM I for relief from the automatic stay.  “Insolvency Event” means:  (a) the commencement of a proceeding under any applicable bankruptcy, reorganization, liquidation, insolvency, creditors’ rights or other similar law now or hereafter in effect or a proceeding in which a receiver, liquidator, trustee or other similar official is sought to be, or is, appointed for PM USA; (b) any vote, action or consent by PM USA in favor of causing PM USA to become a party to any of the foregoing proceedings set forth in clause (a) (including, without limitation, the failure to oppose any such proceeding); or (c) the execution of any written agreement by PM USA in furtherance of causing PM USA to become a party to any of the foregoing proceedings set forth in clause (a) above.

16. In consideration of PM USA entering into this Consent Decree, Chesapeake and WTM I hereby unconditionally and irrevocably agree that, if an Insolvency Event (defined below) occurs, PM USA shall be entitled to, and Chesapeake and WTM I hereby unconditionally and irrevocably consent to the allowance or approval of, relief from the automatic stay so as to allow PM USA to exercise its rights and remedies under this Consent Decree.  In such event, Chesapeake and WTM I shall not, in any manner, oppose or otherwise delay any motion filed by PM USA for relief from the automatic stay.  “Insolvency Event” means:  (a) the commencement of a proceeding under any applicable bankruptcy, reorganization, liquidation, insolvency, creditors’ rights or other similar law now or hereafter in effect or a proceeding in which a receiver, liquidator, trustee or other similar official is sought to be, or is, appointed for Chesapeake or WTM I; (b) any vote, action or consent by Chesapeake or WTM I in favor of causing Chesapeake or WTM I to become a party to any of the foregoing proceedings set forth in clause (a) (including, without limitation, the failure to oppose any such proceeding); or (c) the execution of any written agreement by Chesapeake or WTM I in furtherance of causing Chesapeake or WTM I to become a party to any of the foregoing proceedings set forth in clause (a) above.

17. The undersigned representatives of each Party certify that he or she is fully authorized to enter into the terms and conditions of this Consent Decree and to execute and legally bind such Party to this document.

18. Each Party hereby agrees to support the entry of this Consent Decree by this Court by means of a Joint Motion and further agrees not to challenge any provision of this Consent Decree.

19. Each Party will be responsible for its own fees and costs related to the litigation.

20. If for any reason the Court should decline to approve this Consent Decree in the form presented, the Parties shall meet promptly and attempt to ameliorate the Court’s concerns.   If the Court declines to approve a subsequent Consent Decree with agreed-upon modifications that attempt to ameliorate the Court’s concerns, then the Parties will execute a settlement agreement substantially in the form of this Consent Decree.

21. Upon approval and entry of this Consent Decree by the Court, the Consent Decree shall constitute a final judgment between and among PM USA, Chesapeake, and WTM I.  The Court finds that there is no just reason for delay and therefore enters this judgment as a final judgment.

SO ORDERED.

/s/ L. A. Harris, Jr.______________________
Henrico County Circuit Court Judge

July 1, 2008

THE UNDERSIGNED PARTY enters into this Order and Consent Decree in the matter of Philip Morris USA v. Chesapeake Corporation and WTM I Company (Henrico County Va. No. ______).

FOR PHILIP MORRIS USA INC.

June 26, 2008	Signature:	/s/ Craig A. Johnson
Date	Name (print):	Craig A. Johnson
	Title:	Executive VP Sales & Brand Management
	Address:	6601 West Broad Street
Richmond, Virginia 23230

THE UNDERSIGNED PARTY enters into this Order and Consent Decree in the matter of Philip Morris USA v. Chesapeake Corporation and WTM I Company (Henrico County Va. No. ______).

FOR WTM I COMPANY

June 26, 2008	Signature:	/s/ J. P. Causey Jr.
Date	Name (print):	J. P. Causey Jr.
	Title:	Vice President
	Address:	3993 Howard Hughes Parkway
Suite 250 North
Las Vegas, NV 89109

THE UNDERSIGNED PARTY enters into this Order and Consent Decree in the matter of Philip Morris USA v. Chesapeake Corporation and WTM I Company (Henrico County Va. No. ______).

FOR CHESAPEAKE CORPORATION

June 26, 2008	Signature:	/s/ J. P. Causey Jr.
Date	Name (print):	J. P. Causey Jr.
	Title:	Vice President
	Address:	1021 East Cary Street
Richmond, Virginia 23219

We ask for this:

/s/ T. A. Broughton
William R. Mauck, Jr. (VSB #25439)
Turner A. Broughton (VSB #42627)
WILLIAMS MULLEN
A Professional Corporation
Two James Center
1021 East Cary Street
Richmond, VA  23219
Telephone:  (804) 643-1991
Facsimile:  (804) 783-6507

Thomas H. Milch (D.C. Bar #935338)
Timothy R. Macdonald (CO Bar #29180)
Allison B. Rumsey (D.C. Bar #450475)
ARNOLD & PORTER LLP
555 Twelfth Street, N.W.
Washington, D.C. 20004
Telephone:  (202) 942-5000
Facsimile:  (202) 942-5999

Counsel for Plaintiff

/s/ John K. Burke, Jr.
John K. Burke, Jr. (VSB #16798)
TROUTMAN SANDERS LLP
P.O. Box 1122
Richmond, VA  23218
Telephone:  (804) 697-1210
Facsimile:  (804) 698-5105

Counsel for Defendants